EXHIBIT 10.15

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment"), is made and entered to this the 26th day of August, 2003, by and among DONALD J. TORBERT, JR., a resident of the State of Georgia (the "Employee") and THE PARK AVENUE BANK, a bank chartered under the laws of the State of Georgia (the "Bank") that is the wholly-owned subsidiary of PAB Bankshares, Inc., a Georgia corporation ("Bankshares").

W I T N E S S E T H:

WHEREAS, Employee and Bank have entered into an Employment Agreement dated effective January 1, 2003 (the "Agreement"); and

WHEREAS, Employee and Bank are desirous of amending Agreement in the manner as provided herein.

NOW, THEREFORE, in consideration of the employment of the Employee by Bank, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Defined Terms . Unless otherwise defined herein, all capitalized terms contained herein shall have the same meaning given to such terms in the Agreement.

2.    Amendment 1 to the Agreement .    Section 10(d) of the Agreement is restated in its entirety to read as follows:

"(d)    If this Agreement is terminated prior to a Change in Control (as set forth and defined in Section 12 of this Agreement), by the Bank at any time, for any reason other than for Cause or Employee’s disability, then the Bank shall pay to the Employee, as the Employee’s sole remedy hereunder, the aggregate amount of two hundred percent (200%) of the Employee’s Base Salary, in effect as of the date of termination, in equal monthly installments, beginning on the first business day of the calendar month next following the date of termination, for a term of twenty four (24) consecutive months."

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3.    Amendment 2 to the Agreement . Section 12(b) of the Agreement is restated in its entirety to read as follows:

"(b)    Following the date of occurrence of a Change in Control, if the Bank terminates the employment of the Employee under this Agreement without Cause (the "Termination of Employment"), the Bank shall pay the Employee a lump sum cash payment in an aggregate amount equal to the product of two (2) multiplied by the Employee’s annual compensation from the Bank, including salary, bonuses, all perquisites, and all other forms of compensation paid to the Employee for his benefit or the benefit of his family (other than compensation from the exercise of options to purchase Bankshares common stock) however characterized, for the fiscal year during the term of this Agreement for which such compensation was highest, plus an amount equal to the amount of any additional state and federal taxes (including additional income taxes and excise taxes) attributable to the application of Section 280G of the Internal Revenue Code of 1986, as amended, and any similar state tax law. The payment provided for in this Section 12(b) shall be due and payable to the Employee within thirty (30) days after the date of the Termination of Employment."

4.    Amendment 3 to the Agreement .    Section A. of Appendix I to the Agreement is amended to substitute the words "Executive Vice President" for the word "Senior Vice President" in the first sentence thereof.

5.    Except as amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

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EXHIBIT 10.15

IN WITNESS WHEREOF, the parties have executed this Amendment and have affixed their seals thereto as of the day and year first written above.

"Employee"

By:	(SEAL)

Donald J. Torbert, Jr.

"Bank"

Park Avenue Bank

[CORPORATE SEAL]	By:

Name: Michael E. Ricketson
Title: President and Chief Executive Officer

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